EXECUTION COPY
                                                               EASTRIDGE


                          PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT is made as of the Effective Date (as hereinafter defined) ("Agreement") by and between EASTRIDGE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller") and CPT ARIZONA, INC., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

      WHEREAS, Purchaser desires to purchase and Seller desires to sell the Property (as hereinafter defined) on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises herein contained and the respective undertakings of the parties hereinafter set forth, the Seller and Purchaser hereby agree as follows:

      1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following described property (collectively, the "Property"):

            (a) Real Property. That certain real property located in the City of Tucson, County of Pima, State of Arizona, legally described on Exhibit "A" attached hereto, commonly known as "Eastridge Apartments" together with all of Seller's right, title and interest in and to all water, air and mineral rights (including any grandfathered groundwater or other groundwater or surface water rights, but only to the extent transferable). The aforesaid real property, together with all tenements, hereditaments, easements, rights-of-way, appurtenances, air-rights, water rights, oils, minerals, gas and hydrocarbons belonging or in any way pertaining to the same are collectively the "Real Property";

            (b) Improvements. All buildings, structures, parking areas, elevators, if any, fixtures and other improvements located on the Real Property (collectively, the "Improvements");

            (c) Personal Property. All equipment, mechanical systems, leasehold improvements, appliances, tools, machinery, supplies, building materials, office equipment, and other personal property of every kind and character owned by Seller (and not by any tenants or management agent) and attached to, or appurtenant to, located in, or used in connection with the operation of, the Improvements or Real Property including, but not limited to, the items described on Exhibit "B" attached hereto (said items being hereinafter collectively referred to as the "Personal Property"); and

            (d) Intangible Property. All intangible property (collectively, the "Intangible Property") owned by Seller in connection with the Real Property, the Improvements or the Personal Property, including, but not limited to, (i) all leases and tenancy agreements identified on the "Rent Roll" (as hereinafter defined), guarantees thereof, security deposits thereunder, (said items being hereinafter collectively referred to as the "Tenant Leases"), (ii) all service contracts or similar instruments identified on the Schedule of Contracts attached hereto as Exhibit "C" (said items being hereinafter referred to as the "Contracts") which are Assumed Contracts (as hereinafter defined), (iii) all of Seller's right, title and interest, if any, to use the name "Eastridge Apartments" in connection with the Property (the "Name"), (iv) all transferable licenses and warranties owned by Seller covering the Property or any part thereof identified on the List of Licenses and Warranties attached hereto as Exhibit "D" (collectively, the "Warranties"), (v) all transferable permits owned by Seller covering the Property or any part thereof identified on the list of permits attached hereto as Exhibit "E" (collectively, "Permits"), (vi) all of Seller's right, title and interest in and to all dwelling unit equivalents with respect to potable and wastewater capacities (but only to the extent transferable), and (vii) all transferable utility contracts and utility services, telephone exchange numbers, trademarks, advertising materials, plans and specifications, governmental approvals, licenses and development rights related to the Property and all site plans, surveys, as-built plans and specifications, soil tests and all other like information and documentation in Seller's possession or control related to the Property (collectively, "Miscellaneous Property").

      2. Purchase Price. Subject to the prorations and credits hereinafter provided, the Purchase Price ("Purchase Price") for the Property shall be Twelve Million Seventy Five Thousand and 00/100 Dollars ($12,075,000.00), which shall be payable and allocated as follows:

            (a) Earnest Money. Within two (2) days after the Effective Date, Purchaser shall deposit, as earnest money, a corporate check in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (said monies, together with any and all interest accrued thereon, are collectively the "Earnest Money") into an escrow pursuant to an escrow agreement in the form of Exhibit "F" attached hereto ("Escrow"), to be entered into by Seller and Purchaser with First American Title Insurance Company, ("Title Insurer"), as escrowee. The Earnest Money shall be transferred to the "Closing Escrow" (as hereinafter defined) upon establishment of the Closing Escrow. The Earnest Money shall be invested only upon the direction of Seller and Purchaser, and, except as specifically set forth herein to the contrary, all interest earned thereon shall accrue to the benefit of Purchaser; and

            (b) Cash Balance. On or before the "Closing Date" (as hereinafter defined), Purchaser shall deposit with Title Insurer, as escrowee, the balance of the Purchase Price in cash, certified or cashier's check or by federal wire transfer, together with such additional funds for Purchaser's share of closing costs and prorations as may be required pursuant to this Agreement.

            3. Closing. The closing of the transaction contemplated by this Agreement shall be held at the Tucson, Arizona office of Title Insurer on June 7, 1994 or at an earlier or later date by mutual agreement between the parties (herein referred to as the "Closing" or "Closing Date"). The transaction contemplated by this Agreement shall be closed by means of a Deed and Money Escrow (the "Closing Escrow") to be opened with Title Insurer, as escrowee, on the Closing Date, in substantially the form of Exhibit "G" attached hereto and made a part hereof; provided, however, in the event of a conflict between the terms of this Agreement and the Closing Escrow, the terms of this Agreement shall control, unless the Closing Escrow specifically provides otherwise.

      4.    Deliveries at Closing.

            (a) At Closing, Seller shall deliver to Title Insurer, as escrowee, or Purchaser directly, as Seller may elect, the following documents:

                  (i) Special warranty deed from Seller conveying to Purchaser the Real Property and Improvements, subject only to the Permitted Exceptions (as hereinafter defined) (the "Deed");

                  (ii) A bill of sale with respect to the Personal Property, subject only to the Permitted Exceptions;

                  (iii) A Certificate of Non-Foreign Status of Seller as required by Section 1445 of the Internal Revenue Code;

            (iv) (A) An assignment and assumption of the Tenant Leases, subject only to the Permitted Exceptions and (B) an assignment and assumption of the Contracts, which Contracts Purchaser elects, by written notice to Seller given no later than twenty (20) days prior to the Closing Date to assume from and after the Closing Date ("Assumed Contracts"), the balance of which Contracts shall be terminated by Seller on or prior to the Closing Date ("Assignment and Assumption of Leases and Assumed Contracts"). To the extent Purchaser fails to so notify Seller within the above referenced time period of its election to assume or not to assume the Contracts, Purchaser shall be deemed to have elected to assume all of the Contracts at Closing;

            (v) A quit-claim assignment of the Warranties, Name, Permits and Miscellaneous Property;

            (vi) A certificate of Seller certifying to Purchaser (a) all keys, (b) executed originals of all Tenant Leases, (c) Assumed Contracts, (d) Permits, (e) Warranties, (f) Miscellaneous Property, if any, and (g) originals, as applicable, of all of the other Property Information (as hereinafter defined), in Seller's possession and control were delivered to Purchaser in the management office of the Property as of the Closing Date.

            (vii) Any reasonable and customary documentation required by Title Insurer in order for Title Insurer to issue the Title Policy (as hereinafter defined);

            (viii) Letters executed by Seller addressed to each tenant in the form of Exhibit "H" attached hereto and made a part hereof;

            (ix) UCC, tax lien and judgment searches (state and local) against Seller showing no liens against the Property except for the lien of Seller's existing lender, which shall be deleted from the Title Policy as of Closing;

            (x) Such proof of Seller's authority and authorization to enter into this transaction as may be required by Title Insurer;

            (xi) An "Updated Rent Roll", dated not earlier than two (2) days prior to Closing;

            (xii) Subject to the terms and conditions of subparagraph 10(c)(iii) below, a Re-Affirmation of Seller's representations and warranties contained in subparagraph 10(a) below;

            (xiii) Such additional documents or instruments, which in the reasonable opinion of Purchaser and/or Title Insurer, are necessary for the proper consummation of the transaction contemplated by this Agreement, provided none of said additional documents or instruments impose any cost or obligation upon Seller not otherwise specifically imposed upon Seller pursuant to the terms of this Agreement; and

            (xiv) An Affidavit of Property Value, for the purpose of establishing the value of the property for the taxing authorities, but only to the extent required by the law of the State of Arizona.

      (b) At Closing, Purchaser shall deliver to Title Insurer, as escrowee, or Seller directly, as Seller may elect, the following:

            (i) The balance of the Purchase Price in accordance with paragraph 2(b) above, plus Purchaser's share of closing costs and prorations;

            (ii) An original executed counterpart of the Assignment and Assumption of Leases and Assumed Contracts;

            (iii) Such proof of Purchaser's authority and authorization to enter into this transaction as may be required by Title Insurer;

            (iv) Any reasonable and customary documentation required by Title Insurer in order for Title Insurer to issue the Title Policy;

            (v) Such additional documents or instruments, which in the reasonable opinion of Seller and/or Title insurer, are necessary for the proper consummation of the transaction contemplated by this Agreement, provided none of said additional documents or instruments impose any cost or obligation upon Purchaser not otherwise specifically imposed upon Purchaser pursuant to the terms of this Agreement;

            (vi)  The "Assumption Agreement" (as defined below) if applicable;
and

            (vii) An Affidavit of Property Value.

      (c) At Closing, Purchaser and Seller shall jointly deliver the following documents to Title Insurer, as escrowee:

            (i) Joint direction to Title Insurer to transfer the Earnest Money into the Closing Escrow; and

            (ii) Three (3) originals of a closing statement which reflect the applicable proration items as set forth in Paragraph 6 of this Agreement.

      5. Allocation of Closing Costs and Expenses. Seller shall bear the cost of the title insurance premium (at a rate not in excess of standard issue rates) attributable to Standard ALTA Coverage respecting the Title Policy, the cost to record any instruments necessary to clear Seller's title, one-half the cost of the Escrow and one-half the cost of the Closing Escrow. Purchaser shall bear the cost of the title insurance premium attributable to the Title Policy in excess of the Standard ALTA Coverage, as well as any costs for so-called "extended coverage" or endorsements, to the Title Policy, to the extent the foregoing is requested by Purchaser, any recording fees with respect to the Deed, the tax certificates, all costs incurred in connection with obtaining Purchaser's financing for this transaction, if any, one-half the cost of the Escrow and one-half to the cost of the Closing Escrow. The cost of any transfer taxes applicable to this transaction shall be paid for by the party made responsible for the payment of the same by the applicable ordinance with respect thereto. All other costs and expenses in connection with the transaction contemplated by this Agreement shall be borne by Purchaser and Seller in the manner in which such costs and expenses are customarily allocated between the parties at closing of real property similar to the Property in the Pima County, Arizona area. Except as provided in subparagraph 18(p) below, each party hereto shall pay its own attorneys' fees incurred in the preparation and negotiation of this Agreement and the closing of the transaction contemplated hereby.

      6. Prorations. The following prorations, except as specifically provided herein to the contrary, shall be made as of the Closing Date and shall be applied to reduce or increase the balance of the Purchase Price as applicable:

            (a) Rentals. Subject to the terms and conditions of subparagraph 6(c) below, prorations of rents, revenues, and other income, if any (collectively "Rentals"), collected by Seller from the Property during the month of Closing shall be prorated as of 11:59 p.m. on the day prior to the Closing Date ("Proration Date"). It is agreed between the parties, the Closing Date shall be an income and expense day for Purchaser; provided, however, to the extent the Purchase Price has not been deposited into the Closing Escrow as of 12:00 p.m. (C.S.T.) on the Closing Date, then, in such case, the Closing Date shall be an income and expense day for Seller and the prorations shall be determined as of 11:59 p.m. on the day of Closing. Seller and Purchaser hereby acknowledge and agree, except to the extent referenced in the immediately prior sentence hereof, Seller shall be entitled to all Rentals accruing prior to the Closing Date and Purchaser shall be entitled to all Rentals accruing on and after the Closing Date.

            (b) Real Estate Taxes and Assessments. Ad valorem real property taxes and assessments for the year in which Closing occurs shall be prorated between Purchaser and Seller as of the Proration Date. If the actual ad valorem taxes for the year in which Closing occurs are not ascertainable by the parties as of the Proration Date, such proration shall be based upon the most recent information published by the Pima County Assessor's Office relating to the assessed valuation and tax rate for the Property. The tax proration referenced in the immediately prior sentence shall be readjusted between the parties within thirty (30) days following the date when the exact amount of said ad valorem taxes are known and such adjustment shall expressly survive Closing.

            (c) Delinquent Rentals. For purposes of this Agreement, except as specifically set forth below, any Rentals shall be deemed delinquent when payment thereof is due prior to the month in which the Closing Date occurs, but have not been made as of the Proration Date ("Delinquent Rentals"). Delinquent Rentals shall not be prorated until collected pursuant to this subparagraph 6(c). To the extent either Seller or Purchaser collects any Delinquent Rentals, from any tenant who is a tenant of the Property both prior to and subsequent to Closing, within twelve (12) months after the Closing Date, such Delinquent Rentals shall first be applied to any accrued but unpaid rental obligations of such tenants for the period subsequent to the Closing Date and the balance, if any, shall be paid to Seller to the extent of (and credited against) any Delinquent Rentals relating to the period prior to the Closing Date (collectively "Seller's Rentals"). To the extent any Rentals due for the calendar month in which Closing occurs are received by Seller or Purchaser after the Closing Date but prior to the first (1st) day of the calendar month following the calendar month in which Closing occurs, the parties hereby agree the party who received said Rentals shall prorate the same and remit to the other party, within three (3) business days thereafter, said party's prorated share. Seller shall have the right to pursue its legal rights against any tenants owing Delinquent Rentals relating to the period prior to the Closing Date; provided, however, Seller agrees to take no action which would (i) have the effect of terminating any then existing Tenant Lease or (ii) disturb any of said tenants right to quiet possession of its premises, and Purchaser agrees to reasonably cooperate with Seller, at no cost to Purchaser, in Seller's attempt to collect any of Seller's Rentals. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all loss, cost, liability, damage or expense (including reasonable attorneys' fees and court costs), incurred by Purchaser as a result of Seller pursuing any of Seller's Rentals in accordance with this subparagraph 6(c).

            (d) Tenant Security Deposits. Purchaser shall be entitled to a credit against, Purchase Price in an amount equal to all tenant security deposits being held by Seller under all Tenant Leases transferred to Purchaser as of the Proration Date as reflected on the Updated Rent Roll. Purchaser hereby acknowledges the non-refundable cleaning fees collected from tenants by Seller pursuant to the Tenant Leases prior to the Closing Date shall not be credited to Purchaser at Closing but instead shall be retained by Seller.

            (e) Property Expenses. Charges under all Assumed Contracts shall be prorated on a per diem basis as of the Proration Date on the basis of the billing period of the person levying such charges. Except as otherwise may be set forth in this Agreement Seller shall be responsible for the payment of all operating expenses for the Property incurred prior to the Closing Date and Purchaser shall be responsible for the payment of all operating expenses for the Property incurred from and after the Closing Date.

            (f) Finality of Prorations. Unless otherwise provided herein, all prorations hereunder shall be final.

      7.    Title Insurance.

            (a) Title Commitment. Purchaser hereby acknowledges receipt from Title Insurer of a current Owner's Title Policy Commitment ("Commitment") for the issuance of a standard form ALTA State of Arizona Owner's Policy of Title Insurance to Purchaser from Title Insurer, together with good and legible copies of all documents constituting Schedule B and Schedule C exceptions to title as reflected on the Commitment (collectively, "Title Documents").

            (b)   Title Approval.  Purchaser shall have a period of twenty
(20) days from receipt of the "Survey" (as hereinafter defined) ("Title Review Period") in which to review the Commitment, the Survey and the Title Documents and deliver to Seller, at Purchaser's election, in writing, such objections as Purchaser may have to any matters contained in the Commitment, Title Documents or Survey ("Purchaser's Objection Notice") (any of said objections listed on Purchaser's Objection Notice are deemed the "Objectionable Exceptions"). Seller shall have the right, but not the obligation, prior to the expiration of the Inspection Period to cure any Objectionable Exceptions (it being acknowledged by Purchaser that Seller shall not be obligated to expend any monies or execute any affidavits or certificates in order to cure any of said Objectionable Exceptions). In the event Seller fails or elects not to cure any of said Objectionable Exceptions prior to the expiration of the Inspection Period, Purchaser shall have the right to either (a) terminate this Agreement by delivering written notice to Seller on or prior to the expiration of the Inspection Period, in which event, the Earnest Money shall be returned to Purchaser and each party shall be released from further liability to the other or (b) Purchaser may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, without a reduction in the Purchase Price, in which event, subject to the following grammatical paragraph, all exceptions to title listed on Schedule B of the Commitment (modified as described in subparagraph (c) below) as of the expiration of the Inspection Period and all matters contained in the Survey shall conclusively be deemed to constitute "Permitted Exceptions" (as hereinafter defined). In the event Purchaser fails to deliver to Seller Purchaser's Objection Notice on or prior to the expiration of the Title Review Period, subject to the following grammatical paragraph, (x) all Schedule B exceptions contained in the Commitment (modified as described in subparagraph (c) below) and (y) all matters contained on the Survey shall conclusively be deemed Permitted Exceptions. The parties agree to amend this Agreement promptly after the expiration of the Inspection Period to attach to this Agreement, as Exhibit "I", the Permitted Exceptions determined pursuant to this subparagraph 7.(b).

            If an exception to title or other title defect other than a Permitted Exception is added to the Commitment subsequent to the expiration of the Inspection Period, but prior to the Closing Date ("Unpermitted Exceptions"), then, prior to the Closing Date, Seller shall be affirmatively obligated to (i) cure any such Unpermitted Exception in the nature of a mechanics' or materialmen's lien created as a result of a direct contract entered into between Seller (or its agents) and any mechanic by causing Title Insurer to delete same from the Title Policy and (ii) cure any such Unpermitted Exception intentionally created by Seller or any affiliate directly or indirectly controlled by Seller by causing Title Insurer to delete same from the Title Policy (Seller's obligations under clauses (i) and (ii) above are collectively "Seller's Unpermitted Exception Obligations"). In the event any Unpermitted Exceptions encumber title to the Property, as of the Closing Date, which are not covered by clauses (i) or (ii) above, then, at Purchaser's option, by written notice to Seller, Purchaser may (A) terminate this Agreement by written notice given to Seller, on or prior to the Closing Date, in which event, the Earnest Money shall be returned to Purchaser and each party shall be released from further liability to the other or (B) Purchaser may consummate this transaction in accordance with the terms hereof, without a reduction in the Purchase Price, in which event, any such Unpermitted Exceptions shall be conclusively deemed to be Permitted Exceptions. In the event Purchaser shall fail to so notify Seller, on or prior to the Closing Date (as may be extended in accordance with the terms of this Agreement), Purchaser shall be conclusively deemed to have elected to purchase the Property pursuant to clause (B) immediately above.

            (c) Title Policy. On the Closing Date, Seller shall cause Title Insurer to issue to Purchaser its standard form ALTA State of Arizona Owner's Policy of Title Insurance or irrevocable commitment to issue same ("Title Policy") covering the Property in the amount of the Purchase Price, subject only to (i) taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership, (ii) any matters listed on Exhibit "I" attached hereto and incorporated herein in accordance with subparagraph 7(a) above, (iii) rights of those tenants listed on the Updated Rent Roll in possession of the Property, as tenants only, under unrecorded leases, (iv) matters created by, through or under Purchaser,
(v) all matters approved or waived, in writing, by Purchaser, (vi) the Standard ALTA State of Arizona exceptions which would be removed by an ALTA extended coverage owner's policy, (vii) the standard printed exceptions, and
(viii) matters accepted or deemed to have been accepted by Purchaser pursuant to the second grammatical paragraph of subparagraph 7(b) above, except:

            (x) the exception for matters that would be disclosed by an accurate survey shall be modified to reference the "Survey" (as such term is defined in paragraph 8 below) and to include any matters and exceptions disclosed by such Survey;

            (y) there shall be no exception for yet to be filed mater-ialmen's and mechanics' lien; and

            (z) the rights of parties in possession shall be limited only to those holding under the Tenant Leases as reflected by the Updated Rent Roll, (collectively, the "Permitted Exceptions").

Seller hereby agrees the Title Policy shall not be subject to any of Seller's financing documents which currently encumber the Property.

      8. Plat of Survey. Not later than ten (10) days after the Effective Date (time not being of the essence), Seller shall deliver or cause to be delivered to Purchaser and Title Insurer, at Seller's sole cost and expense, two (2) copies each of a survey of the Property dated subsequent to the date hereof, prepared by a land surveyor ("Surveyor") licensed in the State of Arizona ("Survey"). The Survey furnished to Purchaser shall show thereon a legal description of the boundaries of the Real Property by metes and bounds or other appropriate legally sufficient description and shall indicate, and the Surveyor shall certify, for the benefit of Seller, Purchaser and Title Insurer as to (i) the matters set forth in the "Certificate" attached hereto as Exhibit "J" and incorporated herein by this reference or (ii) such other matters which the Certificate may contain as reasonably agreed to by Purchaser and the Surveyor. The Surveyor shall also note any limitation of ingress or egress to or from an adjoining public roadway or street and any such limitation shall be deemed an objection to the Survey. For purposes of the property description to be included in the Deed to be delivered to Purchaser pursuant to this Agreement, the field notes prepared by the surveyor shall control over any conflicts or inconsistencies with Exhibit "A" hereto.

      9.    Purchaser's Contingencies.

            (a) Information and Documentation. Seller hereby certifies to Purchaser it has delivered to Purchaser all of the following documentation or information pertaining to the Property (all of said documents or information are collectively the "Property Information"):

                     (i)      copies of all Contracts related to the Property;

                    (ii) copies of real estate tax bills for the past three (3) years;

                   (iii)      copies of all Warranties and Permits;

                    (iv) copies of annual income and expense statements for the Property for past two (2) years ("Income Statements");

                     (v) as-built plans and specifications of the Improvements, to the extent Seller is in possession of the same;

                    (vi) a current (within three (3) days of the Effective Date) rent roll covering all Tenant Leases at the Property ("Rent Roll");

                   (vii) All existing soil reports, and all existing engineering reports, including but not limited to, structural, plumbing, electrical, environmental, mechanical and civil, to the extent Seller is in possession of same;

                  (viii) Evidence of property insurance in an amount not less than the Purchase Price;

                    (ix) Monthly general ledgers, bank statements and bank reconciliations of the Property for calendar year 1993 and 1994 (year to date) reflecting the income generated by the Property during said time period; and

                  (x)         all well registration certificates,
grandfathered groundwater rights and other documents relating to water rights or claims to water, but only to the extent transferable and in Seller's possession.

Seller hereby certifies to Purchaser (A) all files pertaining to Tenant Leases, including originals of the Tenant Leases, shall be made available to Purchaser during the entire term of this Agreement at the management office of the Property and (B) Purchaser shall have the right to copy, at Purchaser's expense, the Tenant Leases or any information or documentation contained within the tenant files.

            With respect to (x) the Rent Roll and the Income Statements delivered to Purchaser as aforesaid, Purchaser acknowledges said Rent Roll and Income Statements are being delivered to Purchaser for informational purposes only and Seller is making no representations or warranties whatsoever with respect to the information contained in said Rent Roll or Income Statements, other than as specifically set forth in subparagraphs 10(a)(xv) and (xvi) below respectively and (y) the Property Information, Purchaser agrees to keep all Property Information confidential and return all of the Property Information delivered to Purchaser to the extent that this Agreement is terminated.

            (b) Physical Inspection. During the term of this Agreement, Seller agrees, subject to the rights of the existing tenants of the Property, to permit Purchaser to enter and inspect the Property, during normal business hours and upon at least one (1) business day prior notice and, at the election of Seller, accompanied by a representative of Seller, to conduct such physical and environmental inspections, independent appraisals, and other tests, examinations and studies of the Property as Purchaser desires, including, without limitation, two (2) unit-by-unit inspections of the Property, one (1) during the Inspection Period and one (1) within ten (10) days prior to Closing, which inspection subsequent to the expiration of the Inspection Period shall not give rise to an ability of Purchaser to terminate this Agreement pursuant to subparagraph 9(c) hereof, but may result in the discovery of a default by Seller, entitling Purchaser to its rights under subparagraph 14(a) below. Purchaser acknowledges and agrees as follows: (i) Purchaser shall not make or cause to be made any borings in the Property without Seller's prior consent; (ii) Purchaser, at its sole cost and expenses shall promptly repair any injury or damage to the Property caused by the foregoing; (iii) Purchaser shall pay all costs and expenses incurred in connection with the foregoing; (iv) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all loss, cost, injury, damage or expense, including, without limitation, reasonable attorneys' fees and court costs and liability of any kind arising out of or in connection with Purchaser's activities on the Property, directly or indirectly, including, without limitation, the acts and omissions of Purchaser's agents, employees, architects, engineers and other personnel (except to the extent caused by Seller's negligence or willful misconduct); provided, however, such indemnification shall not include any claims or liabilities for any diminution in the value of the Property based on the results of such inspections. In the event Purchaser elects to terminate this Agreement as herein provided or if Purchaser defaults hereunder, Purchaser shall promptly deliver to Seller any third-party reports relating to the Property prepared or caused to be prepared by Purchaser during the Inspection Period, which reports Seller may retain in its possession. Seller shall have the right, in addition to all of Seller's other rights and remedies set forth in this Agreement, to deduct from the Earnest Money any unpaid liabilities of Purchaser pursuant to this subparagraph 9(b). Notwithstanding anything contained in this Agreement to the contrary, the terms, provisions, conditions and indemnifications of this subparagraph 9(b) shall survive Closing and the delivery of the Deed or the termination of this Agreement.

      (c) Results of Investigation Period. In addition to the foregoing, Purchaser shall have until 5:00 p.m. on June 1, 1994 (the "Inspection Period") during which Purchaser shall have the right and opportunity to inspect (i) the physical condition of the Property and (ii) the Property Information. If, at any time during the Inspection Period, Purchaser, in its sole and absolute discretion, determines it does not desire to close the transaction contemplated by this Agreement, Purchaser may elect to terminate this Agreement by written notice thereof to Seller prior to the expiration of the Inspection Period. In such event, the Earnest Money shall be returned to Purchaser and each of the parties shall be released from further liability to the other. In the event Purchaser shall fail to so notify Seller on or prior to the expiration of the Inspection Period of Purchaser's desire to terminate this Agreement as provided in this subparagraph 9(c), Purchaser's right to terminate this Agreement pursuant to this subparagraph 9(c) shall expire.

      10.    Seller's and Purchaser's Representations.

            (a) Representations and Warranties of Seller. In addition to any other representations and warranties of Seller specifically set forth herein, the following constitute representations and warranties of Seller made as of the Effective Date, and, subject to the terms and conditions of subparagraph 10(c)(iii) below, as of the Closing Date:

                     (i) Legal Matters. Seller has received no written notice of any pending action, suit, proceeding, including without limitation, condemnation proceeding, affecting Seller or the Property or any portion thereof. Seller has received no written notice that the Property is subject to any remedial obligations under any applicable laws.

                    (ii) Seller's Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business and is in good standing under the laws of the State of Arizona. This Agreement and all agreements, instruments and documents herein provided to be executed by Seller are duly authorized, executed and delivered by and binding upon Seller in accordance with their terms. All requisite action (corporate trust, partnership or otherwise) has been taken or obtained by Seller in connection with the entering into this Agreement and the consummation of the transactions contemplated hereby, or, as to the consummation of the transaction contemplated hereby, will be taken prior to the Closing Date.

                   (iii) Taxes, Special Taxes or Assessments. Seller has paid ail taxes and assessments which may be due and owing on the Property. Seller has received no written notice of any special real estate taxes or assessments of any nature with respect to the Property or any part thereof.

                    (iv) Mechanics' Liens. Seller has received no written notice of any claims for mechanics' liens for any labor, services or materials for the benefit of the Property.

                     (v) Access, Ingress and Egress. The Property has direct access to a paved public roadway.

                    (vi) Utilities. The Property is served by water, sewer, gas, telephone and electricity, and such utilities are installed and fully paid for.

                   (vii) Tax Parcel. The Property constitutes a separate tax parcel(s) and is not being taxed as a part of a larger tax parcel.

                  (viii) Governmental Notices. Seller has received no written notice from any governmental or quasi-governmental agency requiring the correction of any existing condition with respect to the Property or the Improvements by reason of a violation of any regulation or otherwise.

                    (ix) Condemnation. Seller has received no written notice of any pending condemnation action with respect to the Property or the Improvements.

                     (x) Claims. Seller has received no written notice of any claims or actions against the Property or Seller that would limit or prohibit Seller, in any material respect, from performing all of the terms, covenants and provisions of this Agreement by Seller.

                    (xi) Outstanding Contracts. To Seller's knowledge, there are no outstanding or unperformed contracts for improvements or repairs to the Property or to the Improvements, or any unpaid or disputed bills for labor, materials or services in connection with any repairs or improvements to any portion of the Property or the Improvements that could give rise to a mechanics' lien which will not be paid in the ordinary course of business. All of the management, employment and service agreements encumbering the Property, which cannot be cancelled upon thirty (30) days notice without penalty or premium, are, together with those management, employment and service agreements encumbering the Property which can be cancelled upon thirty (30) days notice, set forth on Exhibit "C" hereto.

                   (xii) Parties in Possession. All of the occupied apartment units at the Property are subject to a Tenant Lease listed on the Rent Roll or Updated Rent Roll, as applicable. Seller has received no written notice of any adverse claims with respect to the Property.

                  (xiii) Leases. As of the Effective Date and as of the Closing Date, none of the Tenant Leases and none of the other rents or other amounts payable thereunder are or will be assigned, pledged, or encumbered by Seller, except to Seller's existing lender, if any, which will be released as of Closing. All of the Tenant Leases are shown on the Rent Roll or will be shown on the Updated Rent Roll, as applicable, and, except as shown on the Rent Roll, or Updated Rent Roll, as applicable, Seller has not delivered any written notice of default to any tenants under the Tenant Leases. To Seller's knowledge, the landlord under the Tenant Leases is not in default of any of its obligations thereunder. There are no oral agreements with any tenants under the Tenant Leases. All leasing commissions attributable to the Tenant Leases shall be paid on or prior to Closing.

                   (xiv) Insurance. All insurance policies now main-tained on the Property will be kept in effect, up to and including Closing. To the best of Seller's knowledge, Seller has not received any written notice from any insurance company or rating organization to the effect that the physical condition of the Property would prevent obtaining new insurance policies at present rates.

                    (xv) Rent Roll. The Rent Roll is, and the Updated Rent Roll shall be, true and correct.

                   (xvi) Income Statements. The Income Statements were prepared by Seller in the ordinary course of business for Seller's internal purposes.

                  (xvii) Environmental. To Seller's knowledge, without investigation of any kind, there are no "Hazardous Materials" (as hereinafter defined) located on the Real Property in an amount which would, as of the date hereof, give rise to an "Environmental Claim" (as hereinafter defined) or "Environmental Compliance Cost" (as hereinafter defined).

                        The term "Hazardous Materials" shall mean (i) any chemicals, flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which have, as of the date hereof, been determined by any applicable Federal, State or local government law to be hazardous or toxic by the U.S. Environmental Protection, the U.S. Department of Energy, the U.S. Department of Labor, the U.S. Department of Transportation, and/or any instrumentality now or hereafter authorized to regulate materials and substances in the environment which has jurisdiction over the property ("Environmental Agency"), and (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil which cause Seller's Property (or any part thereof) to be in material violation of any applicable environmental laws or the regulations of any Environmental Agency; provided, however, that the term "Hazardous Materials" shall not include motor oil and gasoline contained in or discharged in the ordinary course with respect to the parking or transit of any vehicles at any time located on the Real Property.

                        The term "Environmental Claim" means any third party claim for personal injury, death and/or property damage made, asserted or prosecuted by or on behalf of any person or entity, including, without limitation, any governmental entity, employee or former employee of Seller or Purchaser, as applicable, or any tenant and arising or allegedly arising as the result of any Hazardous Material which was present or released in, on, under or about the Real Property (or any part thereof).

                        The term "Environmental Compliance Cost" means any out-of-pocket cost, fee or expenses incurred as a result of any law to bring the Property into compliance with applicable Federal, State and local laws and regulations relating to Hazardous Materials.

                 (xviii)      "Seller's Representatives" (as hereinafter
defined) in the ordinary course of business of Seller's operation of the Property are generally apprised as to any and all matters which would relate to the truth and accuracy of Seller's representations and warranties set forth above.

      (b) Representations and Warranties of Purchaser. In addition to any other representations and warranties of Purchaser specifically contained herein, the following constitute representations and warranties of Purchaser made as of the Effective Date and as of the Closing Date:

               (i) Purchaser's Authority. Purchaser has the legal power, right and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to execute and deliver all documents and instruments to be delivered by Purchaser hereunder.

              (ii) Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken or obtained by Purchaser in connection with the entering into this Agreement and the consummation of the transactions contemplated hereby, or shall have been taken prior to the Closing Date.

      (c)   Liability for Breaches of Representations and Warranties.

               (i) Seller's Knowledge. Seller shall not be deemed to have knowledge of any fact or condition pertaining to the representations and warranties contained in subparagraph 10(a)(i) through 10(a)(xvii) above or otherwise merely because Seller's agents, employees or contractors may have had knowledge of such fact or condition. Purchaser hereby expressly agrees Seller shall not be charged with knowledge of any fact or condition pertaining to the Property (whether such fact or condition relates to the representations or warranties contained in subparagraph 10(a)(i) through 10(a)(xvii) above or otherwise) unless Keith Harris, vice president of the general partner of Seller or Ms. Petra ___________ the manager of the Property or Ms. Mary Jacobs, the applicable area manager for certain partners of Seller (collectively "Seller's Representatives") had actual (as opposed to imputed) knowledge of such fact or condition.

              (ii)      [Intentionally Deleted]

             (iii) Change of Circumstances. In the event a change of circumstances occurs on or prior to the Closing Date which causes any of Seller's representations and warranties set forth in subparagraph 10(a) above to become untrue, Seller shall be obligated to (a) immediately inform Purchaser of any untrue representations and warranties and (b) on or prior to the date which is thirty (30) days from the date of the discovery of such change in circumstances (and the Closing Date shall, if necessary, be extended to accommodate such cure period), cure such untrue representation and warranty, provided Seller shall have no obligation to cure any such untrue representation and warranty, the cost of which cure is anticipated to exceed the sum of $10,000.00; provided, further, in the event Seller is (c) unable to cure such untrue representation and warranty or (d) has no obligation to cure such untrue representation and warranty inasmuch as the cost to cure such untrue representation or warranty is in excess of $10,000.00 and Seller fails to cure same, Purchaser shall have the right, as Purchaser's sole and exclusive remedies hereunder, to either (r) terminate this Agreement by written notice to Seller within ten (10) days of the expiration of Seller's thirty (30) day cure period provided above, in which event, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other, except all Earnest Money shall be returned to Purchaser or (s) waive the foregoing right of termination and close the transaction contemplated by this Agreement, in which later event, (x) Seller shall have no liability whatsoever on account of such untrue representation and warranty contained in subparagraph 10(a) above and
(y) at Closing, Purchaser shall receive a credit against the Purchase Price equal to $10,000.00. Notwithstanding any of the foregoing provisions of this subparagraph 10(c)(iii), in no event shall Seller be obligated to cure any tenant defaults under any Tenant Lease or shall tenant defaults be deemed to constitute a change of circumstances hereunder.

                    (iv) Seller's Notice. Wherever in this Agreement the words "Seller has received no written notice (or words of similar effect)" are utilized, such phrase shall be deemed to mean Seller's Representatives have not received written notice within the past three (3) years of the fact or circumstance in which such phrase qualifies.

      11. As-Is Sale. EXCEPT AS MAY BE SPECIFICALLY STATED IN THIS AGREEMENT, THE EXHIBITS HERETO AND IN ANY DOCUMENTS DELIVERED PURSUANT HERETO SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY, OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF, FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, (ii) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, ENCUMBRANCE, RESERVATION, CONDITION, OR OTHERWISE, (iii) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, (iv) ANY ENVIRONMENTAL CONDITIONS WHICH MAY EXIST ON THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR NONEXISTENCE OF "HAZARDOUS MATERIALS" (AS DEFINED IN SUBPARAGRAPH 10(a)(xvii) ABOVE), AND (v) THE FINANCIAL EARNING CAPACITY OR HISTORY OR EXPENSE HISTORY OF THE OPERATION OF THE PROPERTY. THE CONVEYANCE OF THE PROPERTY IS MADE ON AN "AS-IS/WHERE-IS" BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, THE EXHIBITS HERETO AND IN ANY DOCUMENTS DELIVERED PURSUANT HERETO, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. PURCHASER ACKNOWLEDGES, WARRANTS AND REPRESENTS TO SELLER NO REPRESENTATIONS HAVE BEEN MADE BY SELLER, ITS AGENTS, BROKERS, OR EMPLOYEES IN ORDER TO INDUCE PURCHASER TO ENTER INTO THIS TRANSACTION OTHER THAN AS EXPRESSLY STATED IN THIS AGREEMENT, THE EXHIBITS HERETO AND IN ANY DOCUMENTS DELIVERED PURSUANT HERETO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES, WARRANTS AND REPRESENTS TO SELLER NEITHER SELLER NOR SELLER'S AGENTS, BROKERS OR EMPLOYEES HAVE MADE ANY REPRESENTATION OR STATEMENT TO PURCHASER CONCERNING THE PROPERTY'S INVESTMENT POTENTIAL OR RESALE AT ANY FUTURE DATE, AT A PROFIT OR OTHERWISE, NOR HAS SELLER OR SELLER'S AGENTS, BROKERS OR EMPLOYEES RENDERED ANY ADVICE OR EXPRESSED ANY OPINION TO PURCHASER REGARDING ANY INCOME TAX CONSEQUENCES OF OWNERSHIP OF THE PROPERTY.

            PURCHASER ACKNOWLEDGES ANY THIRD-PARTY REPORTS SUPPLIED OR MADE AVAILABLE BY SELLER, WHETHER WRITTEN OR ORAL, OR IN THE FORM OF MAPS, SURVEYS, PLATS, SOIL REPORTS, ENGINEERING STUDIES, ENVIRONMENTAL STUDIES, OR OTHER INSPECTION REPORTS PERTAINING TO
THE PROPERTY ("REPORTS") WERE DELIVERED TO PURCHASER ON AN "AS-IS/WHERE-IS" BASIS SOLELY AS A COURTESY AND SELLER HAS NEITHER
VERIFIED THE ACCURACY OF ANY STATEMENTS OR OTHER INFORMATION
THEREIN CONTAINED, NOR ANY METHOD USED TO COMPILE THE REPORTS OR THE QUALIFICATIONS OF THE PERSON(S) PREPARING THE REPORTS AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW AS TO THE ACCURACY, COMPLETENESS OR ANY OTHER ASPECT OF THE REPORTS.

      12.   Casualty or Condemnation Prior to Closing.

            (a) Casualty. In the event any of the Improvements upon the Property are damaged or destroyed by fire or other casualty after the date hereof but prior to the date of Closing, Seller shall promptly notify Purchaser. In such event, the cost to repair any such damage to its condition immediately prior to the casualty ("Cost to Repair") shall be promptly estimated by a contractor mutually selected by Seller and Purchaser and either party shall give the other party prompt written notice of the Cost of Repair upon said party's receipt of same. If the Cost of Repair exceeds $250,000.00, Purchaser shall have the right to elect either to terminate this Agreement or to proceed to consummate the transaction contemplated by this Agreement. Such election shall be made by notice to Seller not later than the earlier of (i) ten (10) days following the date in which the Cost of Repair is delivered to other party, as applicable, or (ii) the Closing Date. In the event Purchaser elects to terminate this Agreement, all Earnest Money under this Agreement shall be returned to Purchaser and the parties shall have no further rights and liabilities with respect to each other. Failure of Purchaser to so terminate this Agreement shall conclusively constitute Purchaser's election to proceed with the transaction contemplated by this Agreement. If Purchaser elects not to terminate this Agreement as herein provided, upon Closing, Seller shall assign to Purchaser all rights to insurance proceeds payable for such damage or destruction save and except proceeds expended for repairs to the Property (with Purchaser's consent not to be unreasonably withheld or delayed) and Purchaser shall receive a credit against the Purchase Price in the amount of any unexpended deductible payable under Seller's insurance policies.

            In the event of damage or destruction whereby the Cost of Repair is less than $250,000.00, the transaction contemplated by this Agreement shall be consummated in accordance with the terms hereof, without a reduction in the Purchase Price and, at Closing, Seller shall assign to Purchaser all rights to insurance proceeds payable for such damage or destruction save and except any proceeds expended for repairs to the Property (with Purchaser's consent not to be unreasonably withheld or delayed) and Purchaser shall receive a credit against the Purchase Price in the amount of any unexpended deductible payable under Seller's insurance policies.

      (b) Condemnation. In the event after the date hereof, but prior to the Closing Date, a "Material Portion of the Property" (i.e. greater than 10% total square footage of the Property or any portion of the Improvements) is taken by eminent domain or is under notice of an eminent domain proceeding, Purchaser shall have the right to elect either to terminate this Agreement or to proceed to consummate the purchase and sale hereunder, without a reduction in the Purchase Price. Such election shall be made by written notice to Seller not later than the earlier of (i) ten (10) days following the date on which Seller has notified Purchaser of such eminent domain or (ii) the Closing Date. In the event Purchaser elects to terminate this Agreement, all Earnest Money under this Agreement, together with any and all interest earned thereon, shall be returned to Purchaser and the parties shall have no further rights and liabilities with respect to each other. Failure of Purchaser to so terminate this Agreement shall conclusively constitute its election to proceed with the purchase and sale hereunder. If Purchaser elects not to terminate this Agreement as herein provided, upon Closing, Seller shall assign to Purchaser all rights to the award.

            In the event, prior to the Closing Date, less than a Material Portion of the Property is taken by eminent domain or is under notice of an eminent domain proceeding, the transaction contemplated hereunder shall be consummated in accordance with the terms hereof, without a reduction in the Purchase Price, and, at Closing, Seller shall assign to Purchaser all rights to the award.

      (c) Uniform Vendor and Purchaser Risks. It is the express intent of the parties hereto that the rights and duties set forth in this Paragraph 12 govern the rights of the parties in the event of casualty or condemnation rather than the rights prescribed in any applicable law of the State of Arizona.

      13.   Real Estate Commission.

            (a) Seller and Purchaser covenant and agree, one with the other, no real estate commissions, finders' fees or brokers' fees have been or will be incurred in connection with this Agreement or the sale contemplated hereby, except a commission equal to one and one-half per cent (1.5%) of the amount of the Purchase Price received by Seller, to CB Commercial (the "Agent"), which commission shall be due and payable in cash at Closing by Seller if, as and when the sale contemplated hereby is consummated. Seller shall be solely responsible for the payment of any and all real estate commissions, claims to such commissions and/or similar type fees arising, directly or indirectly, out of this transaction and based upon the actions of Seller. Seller does hereby agree to indemnify Purchaser against and hold Purchaser harmless from any and all such real estate commissions, claims to such commissions or similar fees, including reasonable attorneys' fees incurred in any lawsuit regarding such commissions or fees to the extent such claims or liabilities are based upon, the actions of Seller. Purchaser shall be solely responsible for the payment of any and all real estate commissions, claims to such commissions and/or similar type fees arising, directly or indirectly, out of this transaction and based on the actions of Purchaser. Purchaser does hereby agree to indemnify Seller and hold Seller harmless from and against any such real estate commissions or similar fees, other than the fee payable above to Agent, including costs and reasonable attorneys' fees, incurred in any lawsuit regarding such commissions and fees to the extent such claims and liabilities are based upon actions of Purchaser. Notwithstanding anything contained in this Agreement to the contrary, the terms, provisions, conditions and indemnifications of this subparagraph 13(a) shall survive Closing and the delivery of the Deed or the termination of this Agreement.

            (b) PURCHASER ACKNOWLEDGES, AT THE TIME OF EXECUTION OF THIS AGREEMENT, AGENT ADVISED PURCHASER BY THIS WRITING THAT PURCHASER SHOULD HAVE THE COMMITMENT COVERING THE PROPERTY EXAMINED BY AN ATTORNEY OF PURCHASER'S OWN SELECTION OR PURCHASER SHOULD BE FURNISHED WITH OR OBTAIN A POLICY OF TITLE INSURANCE.

      14.   Default.

            (a) Seller's Pre-Closing Default. In the event Seller shall fail to comply with any of its obligations to be performed by Seller hereunder on or prior to the Closing Date, then Purchaser shall be entitled to elect, by written notice to Seller, as its sole and exclusive remedy hereunder, to either (i) the return of the Earnest Money or (ii) specific performance of this Agreement.

            (b) Purchaser's Default. In the event Purchaser shall fail to comply with any of its obligations to be performed by Purchaser hereunder on or prior to the Closing Date, as Seller's sole and exclusive remedy and relief, the Earnest Money shall be paid to Seller by Title Insurer as liquidated damages for Purchaser's default. Such amount is agreed upon between Seller and Purchaser as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies shall in any case be collectible, enforceable or available to Seller.

            (c) Seller's Post-Closing Default. In the event subsequent to Closing and delivery of the Deed to Purchaser, Seller has breached or incurred liability under this Agreement pursuant to (i) any representation or warranty set forth in subparagraph 10(a) hereof or (ii) any other covenant of Seller contained in this Agreement, Seller's aggregate liability and Purchaser's recovery as a result thereof shall not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

      15. Possession. Seller shall, subject to the rights of tenants pursuant to the Tenant Leases assigned to Purchaser pursuant to the Assignment and Assumption of Leases and Contracts, deliver possession of the Property to Purchaser on the Closing Date.

      16. Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, the granting or denial of which consent shall be in the sole discretion of Seller. In the event of any such assignment, the original party designated as Purchaser hereunder shall be released from all of its duties and obligations hereunder upon (i) the assumption of such obligations by Purchaser's assignee and (ii) Seller's receipt of an assignment and assumption agreement executed by each of said parties in form and substance reasonably acceptable to Seller ("Assumption Agreement"). Seller agrees, upon receipt of the Assumption Agreement, to close the transaction contemplated hereunder with Purchaser's assignee. Seller may not assign this Agreement. No transfer or assignment by Seller or Purchaser in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

      17. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by facsimile telecommunications (followed by next day overnight delivery service), by overnight air express service or by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto at their respective addresses set forth below. Such notice or other communication shall be deemed given (a) upon receipt or upon refusal to accept delivery if delivered by facsimile telecommunication or Registered or Certified Mail or (b) one (1) business day after tendering to an overnight air express service.

      Seller:           c/o JMB Realty Corporation
                              900 North Michigan Avenue
                              Chicago, Illinois 60611
                              Attention: Keith Harris
                              Telephone No.: (312) 915-2700
                              Facsimile No.: (312) 915-2720

      With a copy to:   Pircher, Nichols & Meeks
                              1999 Avenue of the Stars
                              Suite 2600
                              Los Angeles, California 90067
                              Attention: Jay B. Newman, Esq.
                              Telephone No.: (310) 201-8900
                              Facsimile No.: (310) 201-8941

      Purchaser:        CPT Arizona, Inc.
                              3200 S.W. Freeway
                              1500 Phoenix Tower
                              Houston, Texas 77027
                              Attention: Mark H. Cassidy
                              Telephone No.: (713) 964-3500
                              Facsimile Nc.: (713) 964-3599


      With a copy to:   Elizabeth Pringle Johnson, Esq.
                              CPT Arizona, Inc.
                              3200 S.W. Freeway
                              1500 Phoenix Tower
                              Houston, Texas 77027
                              Telephone No.: (713) 964-3500
                              Facsimile No.: (713) 964-3599

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 17.

      18.   Miscellaneous.

            (a) This Agreement contains the entire Agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters, if any, there being no other oral or written promises, conditions, representations, understandings, warranties or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

            (b)    Time is of the essence of this Agreement.

            (c) Paragraph headings shall not be used in construing this Agreement.

            (d) Except as herein expressly provided, no waiver by a party of any breach of this Agreement by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance.

            (e) No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

            (f) Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

            (g) This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

            (h) No agreement, amendment, modification, understanding or waiver of or with respect to this Agreement or any term, provision, covenant or condition hereof, nor any approval or consent given under or with respect to this Agreement, shall be effective for any purpose unless contained in a writing signed by the party against which such agreement, amendment, modification, understanding, waiver, approval or consent is asserted.

            (i) Neither this Agreement nor a memorandum thereof shall be recorded by Purchaser or Seller.

            (j) If the final day of any period or any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of such performance shall be extended to the next business day.

            (k) Except as to those obligations or liabilities that spe-cifically survive Closing as expressly stated in this Agreement, all obligations to be performed and liabilities incurred by Seller and/or Purchaser under the provisions of this Agreement shall not survive Closing and shall be deemed to merge with the Deed upon delivery and acceptance of the Deed at Closing. All of Seller's and Purchaser's representations and warranties contained in this Agreement or otherwise arising out of the sale of the Property by Seller to Purchaser shall survive Closing and delivery of the Deed for a period of one (1) year subsequent to the Closing Date ("Survival Period"). Any claim by either party of a breach of a representation and warranty by the other party must be made, in writing, to the other party on or before the expiration of the Survival Period and, in addition, any such party, in order to continue its claim, must file a lawsuit asserting such claim in a court of competent jurisdiction within eighteen (18) months subsequent to the Closing Date.

            (l) No present or future general partner of Seller or of any partnership which is now or hereafter a general partner of Seller or any individual partner of the general partner of Seller or any individual partner or any partnership which is now or hereafter a general partner of Seller, including but not limited to JMB Realty Corporation or any officers, employees, servants, affiliates, subsidiaries or agents of any of the foregoing individuals or entities (all of the above are collectively, the "Released Parties") shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement or any amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser hereby waives any and all such liability of the Released Parties. In addition, the obligations of the direct or indirect partners to Seller to make capital contributions to Seller shall not constitute assets of Seller against which recourse may be sought for purposes hereof. Nothing contained herein shall impair or limit the liability of Seller as expressly set forth under this Agreement. The provisions of this subparagraph 18(1) shall expressly survive Closing and the delivery of the Deed.

            (m) Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement is terminated for any reason, the indemnifications of (i) Purchaser, set forth in subparagraph 9(b) and Paragraph 13 hereof and (ii) Seller, set forth in Paragraph 13 hereof, shall survive such termination.

            (n) Contemporaneously with Purchaser's execution of this Agreement, Purchaser has delivered to Seller a check in the amount of $100.00 ("Independent Consideration"), which Independent Consideration the parties bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. This Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable and shall be retained by Seller notwithstanding any other provisions of this Agreement; provided, however, if the transaction contemplated by this Agreement closes as set forth herein, Purchaser shall receive a credit against the Purchase Price in the amount of the Independent Consideration.

            (o) Neither party assumes or agrees to pay, or indemnify the other party or any other person or entity against any liability, obligation or expense of said party relating to the Property prior to the Closing Date, in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

            (p) In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages expressly provided herein, reasonable attorneys' fees and court costs, including appellate costs, incurred in such suit.

            (q) No individual officer, director, employee, servant, affiliate, subsidiary, agent or representative of Purchaser, or any general or limited partner of any assignee of the rights of Purchaser hereunder, or any officer, director, employee, servant, affiliate, subsidiary, agent or representative of any general or limited partner of any assignee of the rights of Purchaser hereunder (collectively, "Purchaser Released Parties"), shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement or any amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller hereby waives any and all such liability. Purchaser is acquiring only the property of Seller and is not the successor of Seller. Nothing contained herein shall impair or limit the liability of Purchaser as expressly set forth under this Agreement. The provisions of this subparagraph 18(q) shall expressly survive Closing and delivery of the Deed.

            (r) The "Effective Date" hereunder shall be the last date set forth next to the parties signatures provided below.

      19.   [INTENTIONALLY DELETED.]

      20. Covenants of Seller. Seller hereby covenants to Purchaser, during the term of this Agreement, Seller:

            (i) will maintain the Property in the historical manner in which Seller has maintained the Property during Seller's period of ownership;

            (ii)  will maintain property insurance in an amount not less than
the   Purchase Price;

            (iii) will perform its obligations as Landlord set forth in the Tenant Leases;

            (iv) will not, except as set forth immediately below, enter into any new Tenant Leases ("New Tenant Leases") with a term of greater than six
(6) months or for rents less than the current stated rental rates for the Property; provided, however, Seller shall have the right to enter into New Tenant Leases at the current stated rental rates for the Property with a term of greater than six (6) months but not in excess of one (1) year, provided the aggregate number of Tenant Leases encumbering the Property as of Closing for terms in excess of six (6) months are not in excess of 60% of the aggregate number of Tenant Leases encumbering the Property as of Closing;

            (v) will not enter into any service, employment or management contract encumbering the Property which is not cancelable upon thirty (30) days notice without premium or penalty; and

            (vi) for informational purposes only (without any representation or warranty whatsoever), will inform Purchaser of Seller's receipt of a written notice of actual or potential, if specifically stated in said written notice, litigation relating to the Property.

      21. Missing Personal Property. To the extent any item of Personal Property listed on Exhibit B hereto is missing from the Property as of the Closing Date (collectively, "Missing Personal Property"), it is hereby agreed Purchaser shall receive a credit against the Purchase Price, at Closing, equal to the aggregate fair market value of such Missing Personal Property.

      22. Compliance With Laws. To the extent, after the expiration of the Investigation Period, but on or prior to the Closing Date (A) Purchaser discovers the Property is not in compliance with any applicable laws, ordinances, regulations, statutes, rules and/or restrictions specifically affecting the Property ("Property Non-Compliance") and, provided such Property Non-Compliance (i) was not reasonably discoverable by Purchaser during the Inspection Period and (ii) (a) causes liability directly against Seller, as the fee owner of the Property, in excess of Eighty-Five Thousand, and 00/100, Dollars or (b) causes a diminution in the value of the Property in excess of Eighty-Five Thousand and 00/100 Dollars ($85,000.00), and, in either case, Seller does not cure such Property Non-Compliance within thirty (30) days subsequent to the date such Property Non-Compliance is discovered (and the Closing Date shall be extended to accommodate such cure period, if necessary) (it being acknowledged by Purchaser that Seller shall have no obligation to cure such Property Non-Compliance and, such cure, if performed or commenced to be performed by Seller, if any, shall only be at Seller's election, in Seller's sole and absolute discretion) or (B) the City of Tucson amends its zoning regulations and/or its zoning map, to the extent applicable, the result of which causes the Property to be deemed a "non-conforming use" for all purposes of operating an apartment complex thereon ("Property Zoning Non-Compliance"), in either case, Purchaser shall have the right to either (x) terminate this Agreement by written notice to Seller given on or before the Closing Date, in which event, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligation or liabilities to the other, except all Earnest Money shall be returned to Purchaser or (y) waive the foregoing right of termination and close the transaction contemplated by this Agreement, without a reduction in the Purchase Price, in which case, Seller shall have no liability whatsoever with respect to such Property Non-Compliance or Property Zoning Non-Compliance, as the case may be.

      23. Audit Provisions. Seller acknowledges that Purchaser may desire to undertake an audit of the financial statements for the Property and in connection therewith, the books and records for the Property from which such financial statements were produced in accordance with the requirements of the Securities and Exchange Commission for a so-called "8K" audit. Seller shall reasonably cooperate with Purchaser in connection with such audit; provided, however, such audit shall be at Purchaser's sole cost and expense (and shall in no event be a condition to the closing of the transaction under this Agreement). In connection therewith, Purchaser shall give Seller at least 15 business days prior written notice of its intention to conduct such an audit. Such audit shall be conducted during normal business hours at a time reasonably convenient to Seller without cost and expense to Seller. At Seller's election, such audit shall be conducted in the presence of a representative of Seller. In addition, such audit shall be performed without interference with Seller and its business. Such audit may not be performed at any time after the date that is 365 days after the Closing Date. Purchaser hereby releases Seller from any and all claim, loss, damage, cost, expense, loss or liability relating to any of the information disclosed by such audit or Seller as a result of its compliance with this paragraph; provided, however, that this release shall not operate to waive any claims which Purchaser may have against Seller, as a result of a breach of any representation or warranty contained in this Agreement. The provision of this paragraph 23 shall survive Closing.

      24. Confidentiality. Except as otherwise expressly provided for in this Agreement, each party hereto shall use its diligent efforts to have itself and its representatives hold in confidence the execution of this Agreement with the other party and all material terms and provisions of this Agreement and all data and information obtained with respect to the other party or its business (including information relating to the Property), whether obtained before or after the execution and delivery of this Agreement; provided, however, that Seller shall not be responsible for any violation of this provision by Agent. In the event this Agreement is terminated or a party defaults hereunder and the transaction contemplated by this Agreement does not occur, then each party shall promptly return to the other party any statements, documents, schedules, exhibits or other written information obtained from the other party in connection with this Agreement or the transactions contemplated herein. The foregoing restrictions shall not inhibit the disclosure of any and all such data and information (i) that is in the public domain, (ii) to a party's partners, investors, employees, accountants, independent contractors, bankers, potential partners, potential investors, agents, attorneys, consultants, potential partners and potential investors, or (iii) as may otherwise be required by law. The provisions of this Paragraph 24 shall survive Closing.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.



Date:  May   , 1994

Date:  May   , 1994
EASTRIDGE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited
partnership

CPT ARIZONA, INC.,
a Delaware corporation

By:   JMB/EASTRIDGE INVESTORS, INC.,
an Illinois corporation, corporate
general partner
By:
                                             Mark H. Cassidy
                                             Vice President
      By:   KEITH HARRIS
             Keith Harris
             Vice President

                                   EXHIBIT A

                               Legal Description

All that portion of the Southwest one-quarter of the Northwest one-quarter of
Section 9, Township 14 South, Range 15 East, Gila and Salt river Base and Meridian, Pima County, Arizona, more particularly described as follows:

BEGINNING at a point on the South line of said Southwest one-quarter, from which the Southwest corner bears South 89 degrees 44 minutes 29 seconds West, (89 degrees, 43 minutes 55 seconds Record) 30.00 feet distant;

THENCE North 00 degrees 37 minutes 40 seconds West along the Easterly right-of-way of Pantano Road, 30.00 feet Easterly of and parallel with the West line of said Southwest one-quarter, 577.06 feet;

THENCE North 89 degrees 44 minutes 29 seconds East (89 degrees 43 minutes 55 seconds Record) and parallel with the South line of said Southwest one-quarter, 1,081.95 feet (1,082.00 Record) to the Westerly boundary of BELCORTE, a subdivision of Pima County, Arizona, according to the map of record in the Pima County Recorder's Office in Book 35 of Maps and Plats, at page 22;

THENCE along the Westerly boundary of the aforementioned parcel the following courses and distances;

THENCE South 00 degrees 28 minutes 16 seconds East, 521.96 feet;

THENCE Southwesterly along a curve concave to the Northwest, having a radius of 25.00 feet and a central angle of 90 degrees 12 minutes 45 seconds (90 degrees 12 minutes 11 seconds Record), an arc length of 39.36 feet to a point of tangency;

THENCE South 00 degrees 15 minutes 31 seconds East (00 degrees 16 minutes 05 seconds Record) along a radial line, 30 feet to the South line of said Southwest one-quarter;

THENCE leaving said Westerly boundary, South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 1,055.18 (1,055.23 Record) to the point of Beginning.

EXCEPT all coal and other minerals as reserved in the Patent from the United States of America; AND

EXCEPT any portion lying within the following described parcel:

That portion of the Southwest Quarter of the Northwest Quarter of Section 9, Township 14 South, Range 15 East, Gila and Salt River Base and Meridian, Pima County, Arizona, more particularly described as follows:

COMMENCING at the Southeast corner of said Southwest one-quarter;

THENCE South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 227.19 feet (227.20 feet Record);

THENCE North 00 degrees 15 minutes 31 seconds West (00 degrees 16 minutes 05 seconds Record), along a radial line, 30 feet to the TRUE POINT OF BEGINNING;

THENCE Northeasterly along a curve concave to the Northwest having a radius of
25.00 feet and a central angle of 90 degrees 12 minutes 45 seconds (90 degrees 12 minutes 11 seconds Record) an arc length of 39.36 feet to a point of tangency;

THENCE North 00 degrees 28 minutes 16 seconds West, 521.96 feet;

THENCE South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 41.00 feet;

THENCE South 00 degrees 28 minutes 16 seconds East, 15.00 feet to a point of curvature;

THENCE Southerly along a curve concave to the East, having a radius of 113.00 feet and a central angle of 16 degrees 45 minutes 51 seconds, an arc length of
33.06 feet to a point of reverse curvature;

THENCE Southerly along a curve concave to the West, having a radius of 87.00 feet and a central angle of 16 degrees 45 minutes 51 seconds, an arc length of
25.46 feet to a point of tangency;

THENCE South 00 degrees 28 minutes 16 seconds East, 354.19 feet to a point of curvature;

THENCE Southerly along a curve concave to the West, having a radius of 77.00 feet and a central angle of 44 degrees 55 minutes 35 seconds, an arc length of
60.38 feet to a point of reverse curvature;

THENCE Southerly along a curve concave to the East, having a radius of 103.00 feet and a central angle of 34 degrees 43 minutes 24 seconds, an arc length of
62.42 feet to a point of reverse curvature;

THENCE Southwesterly along a curve concave to the Northwest, having a radius of 25.00 feet and a central angle of 28 degrees 18 minutes 58 seconds, an arc length of 12.36 feet;

THENCE North 89 degrees 44 minutes 29 seconds East, along a non-tangent line,
30.00 feet Northerly of and parallel with the South line of said Southwest Quarter, 63.38 feet to the TRUE POINT OF BEGINNING;

FURTHER EXCEPTING that portion conveyed to the City of Tucson, a municipal corporation by Deed recorded in Docket 7213, Page 341.

                                   EXHIBIT B

                               PERSONAL PROPERTY


          TO BE PROVIDED BY SELLER WITHIN 10 DAYS OF THE DATE HEREOF
                                   EXHIBIT C

                             SCHEDULE OF CONTRACTS


          TO BE PROVIDED BY SELLER WITHIN 10 DAYS OF THE DATE HEREOF


                                   EXHIBIT D

                            LICENSES AND WARRANTIES


          TO BE PROVIDED BY SELLER WITHIN 10 DAYS OF THE DATE HEREOF
                                   EXHIBIT E

                                    PERMITS


          TO BE PROVIDED BY SELLER WITHIN 10 DAYS OF THE DATE HEREOF

                                   EXHIBIT F

                        EARNEST MONEY ESCROW AGREEMENT


TO:         First American Title Insurance Company
            100 North LaSalle Street
            Suite 2115
            Chicago, Illinois  60602
            Attention:

RE:         Escrow Trust No.

DATE: May   , 1994

I.          PARTIES

            A.    Seller:           Eastridge Associates Limited
                                    Partnership
                                         c/o JMB Realty Corporation
                                         900 North Michigan Avenue
                                         Chicago, Illinois  60611
                                         Attention:  Keith Harris

            B.    Purchaser:        CPT Arizona, Inc.
                                         3200 S.W. Freeway
                                         1500 Phoenix Tower
                                         Houston, Texas 77027
                                         Attention:  Mark H. Cassidy

            C.     Escrow Holder:   First American Title Insurance Company
                                         100 North LaSalle Street
                                         Suite 2115
                                         Chicago, Illinois  60602
                                         Attention:

            D.    Purchaser's
                   Counsel:              CPT Arizona, Inc.
                                         3200 S.W. Freeway
                                         1500 Phoenix Tower
                                         Attention: Elizabeth Pringle
                                                      Johnson, Esq.

            E.    Seller's Counsel: Pircher, Nichols & Meeks
                                         1999 Avenue of the Stars
                                         Suite 2600
                                         Los Angeles, California  90067
                                         Attention:  Jay B. Newman, Esq.
II.   PRELIMINARY STATEMENTS

      A .   Under the terms of a Purchase and Sale Agreement between
Seller and Purchaser, Seller has agreed to sell to Purchaser certain land and improvements located in Tucson, Arizona and commonly known as "Eastridge Apartments".

      B. Pursuant to Paragraph 2(a) of the Agreement, Purchaser is required to deposit with Escrow Holder the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (hereinafter referred to as the "Earnest Money"), to be held by Escrow Holder pursuant to the terms and provisions of this Earnest Money Escrow Agreement.

      C. Pursuant to subparagraph 9(c) of the Agreement, Purchaser has the right to terminate the Agreement and to have the Earnest Money and interest earned thereon returned to Purchaser.

III.        DEPOSIT OF EARNEST MONEY; INVESTMENT DIRECTIONS

            A. Concurrently herewith, Purchaser has deposited the Earnest Money with the Escrow Holder in accordance with the Agreement.

            B. Escrow Holder is hereby authorized and directed to invest all Earnest Money deposited herein or any portion thereof in a combination of separately segregated insured money market accounts.  Unless otherwise provided pursuant to the provisions of Section IV hereof, such investment shall be for the benefit of
Purchaser.  The Federal Taxpayer Identification Number of the
Purchaser is                   .

IV.    INSTRUCTIONS

      A. In the event Escrow Holder receives from Purchaser (or Purchaser's counsel) on or before 5:00 p.m. (C.S.T.) on June 1, 1994, a certification in the form attached hereto as Schedule 1, then Escrow Holder is authorized and directed to return, within one (1) business day thereafter, the Earnest Money, together with all interest earned thereon, to Purchaser.

      B.    If Escrow Holder has not received the certification set forth in
Article IV.A. above on or before 5:00 p.m. (C.S.T.) on June 1, 1994, Escrow Holder is instructed to hold and invest the Earnest Money deposited hereunder or any portion thereof, together with all interest earned thereon, until the Escrow Holder is in receipt of (i) a joint direction from Seller (or Seller's Counsel) and Purchaser (or Purchaser's Counsel) or (ii) an order, judgment or decree addressed to Escrow Holder which shall have been entered or issued by any court and which shall determine the disposition of the Earnest Money and all interest earned thereon.

      C. Any party delivering a notice required or permitted hereunder shall simultaneously deliver copies of such notice to all parties listed in
Section I of this Earnest Money Escrow Agreement. All notices required herein shall be either personally delivered, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier and shall, in all instances, be deemed to have been received upon delivery thereof.

      D. Except as otherwise expressly set forth in this Agreement, Escrow Holder shall disregard any and all notices or warnings given by any of the parties hereto.

      E. Subject to the terms of Paragraph H hereof, in case Escrow Holder obeys or complies with any order, judgment or decree of any court with respect to the Earnest Money, Escrow Holder shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance. In case of any suit or proceeding regarding this Earnest Money Escrow Agreement to which Escrow Holder is or may be at any time a party, Seller and Purchaser shall each be liable for one-half of all such costs, fees and expenses incurred or sustained by Escrow Holder and shall forthwith pay the same to Escrow Holder upon demand; provided, however, that in the event Escrow Holder is made a party to any suit or proceeding between Seller and Purchaser, the prevailing party in such suit or proceeding shall have no liability for the payment of Escrow Holder's costs, fees and expenses.

      F.    In no case shall the above mentioned deposit be surrendered except
(i) in the manner specifically described in this Earnest Money Escrow Agreement; (ii) on an order signed by the Seller (or Seller's Counsel) and Purchaser (or Purchaser's Counsel); or (iii) in obedience to the process of a final, non-appealable order of a court as aforesaid.

      G. All fees of Escrow Holder shall be charged one-half to Seller and one-half to Purchaser.

      H. Any order, judgment or decree requiring the Escrow Holder to disburse the Earnest Money shall not be binding upon Purchaser or Seller as to the ultimate disposition of the Earnest Money and Escrow Holder cannot rely on said order, judgment or decree unless and until a final, non-appealable order, judgment or decree is entered by a court having jurisdiction thereof.

      I. This Earnest Money Escrow Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

                                    FOR SELLER:

                                    EASTRIDGE ASSOCIATES LIMITED PARTNERSHIP

                                    By:  JMB/EASTRIDGE INVESTORS, INC.,
                                         corporate general partner

                                         By:   KEITH HARRIS
                                               Keith Harris
                                               Vice President

                                    FOR PURCHASER:

                                    CPT ARIZONA, INC.

                                    By:
                                         Mark H. Cassidy
                                         Vice President

Accepted this
day of May, 1994

First American Title Insurance Company,
Escrow Holder

By:
Name:

                                   EXHIBIT F

                                  Schedule 1

                                 CERTIFICATION

      The undersigned hereby certifies to First American Title Insurance Company, as Escrow Holder under that certain Earnest Money Escrow Agreement dated May __, 1994, Escrow No. that CPT Arizona, Inc., a Delaware corporation, has elected to terminate that certain Agreement of Purchase and Sale dated
May __, 1994 by and between CPT Arizona, Inc., a Delaware corporation, as Purchaser, and Eastridge Associates Limited Partnership, a Delaware limited partnership, as Seller, pursuant to subparagraph 9(c) of said Agreement.

Dated:                   , 1994

                                    PURCHASER:

                                    CPT ARIZONA, INC.,
                                    a Delaware corporation


                                    By:
                                         Name:
                                         Title:


                                   EXHIBIT G

                              ESCROW INSTRUCTIONS


                                         Escrow No.
                                         "Commitment" No.
                                         File No.:
                                         Escrow Officer:
               , 1994



TO:   First American Title Insurance Company ("Title")
      100 North LaSalle Street
      Suite 2115
      Chicago, Illinois 60602

I.     DEFINITIONS

      A.    Seller:                 Eastridge Associates Limited
                                         Partnership
                                         900 North Michigan Avenue
                                         Chicago, Illinois  60611
                                         Attention:  Keith Harris

      B.    Seller's Attorney:      Pircher, Nichols & Meeks
                                         1999 Avenue of the Stars
                                         Suite 2600
                                         Los Angeles, California 90067
                                         Attention:  Jay B. Newman, Esq.

      C.    Purchaser:              CPT Arizona, Inc.
                                         3200 S.W. Freeway
                                         1500 Phoenix Tower
                                         Houston, Texas  77042
                                         Attention:  Mark H. Cassidy

      D.    Purchaser's Attorney:   CPT Arizona, Inc.
                                         3200 Southwest Freeway
                                         1500 Phoenix Tower
                                         Houston, Texas  77042
                                         Attention:  Elizabeth Pringle
                                                       Johnson, Esq.

      E.    Property:                    Property commonly known as Eastridge
Apartments, Tucson, Arizona, legally described on Schedule I attached hereto.

II.   DESCRIPTION OF TRANSACTION

      This transaction involves the purchase and sale of the Property. The purchase price of $12,075,000.00, plus or minus net prorations (the "Purchase Price"), shall be paid as provided herein.

III.  DEPOSITS

      (i) Seller, through its attorney, shall deposit or cause to be deposited with you on or before June 6, 1994, the following documentation, fully executed where applicable ("Seller's Deposits"):

      1. Special Warranty Deed (and a copy thereof to be stamped with appropriate recording information) (the "Deed");

      2.    Two (2) "Bills of Sale";

      3.    Two (2) "FIRPTA Certificates";

      4. Two (2) "Assignment of Warranties, Name, Permits and Miscellaneous Property";

      5.    Two (2) "Seller's Certificates";

      6.    UCC, Tax Lien and Judgment Searches of Seller ("Searches");

      7.    "Corporate Resolution" of the corporate general partner of Seller;

      8.    "Termination of Management Agreement";

      9.    "Updated Rent-Roll";

      10. Two (2) "Re-Affirmation" of the representations and warranties of Seller;

      11.   One (1) Grantor's Affidavit, if applicable;

      12.   One (1) "Municipal Utility District Notice" if applicable;

      13.   One (1) "Notice of Restrictive Covenants" if applicable;

      14.   [Intentionally Deleted.]

      15. Any documentation as may be reasonably required by Title in order for Title to issue the "Title Policy" (as hereinafter defined);

      16. A Letter addressed to each tenant of the Property from Seller (the "Tenant Letters"); and

      17. Such additional funds as may be necessary to close the transaction contemplated by the Agreement to the extent, and only to the extent, the funds contained within Purchaser's Deposit No. III (ii)l referred to below are insufficient for Seller to close the transaction contemplated by the Agreement.

ALL OF SELLER'S DEPOSITS ARE SUBJECT TO THE REASONABLE REVIEW AND APPROVAL OF PURCHASER'S ATTORNEY.

      (ii) Purchaser, through its attorney, shall deposit or cause to be deposited with you on or before June 6, 1994, the following documentation and monies ("Purchaser's Deposits"):

      1.    Bank transfer funds in the amount of $12,075,000.00, plus or minus
(i) the "Earnest Money" and "Interest" (as each term is hereinafter defined),
(ii) net prorations and (iii) Purchaser's title, escrow, recording and other charges in accordance with the BILLING INSTRUCTIONS set forth below;

      2. Such proof of Purchaser's authority to enter into this transaction as may be reasonably required by Title; and

      3. Any documentation as may be reasonably required by Title in order for Title to issue the Title Policy.

ALL OF PURCHASER'S DEPOSITS ARE SUBJECT TO THE REASONABLE REVIEW AND APPROVAL OF SELLER'S ATTORNEY.

      (iii) Seller and Purchaser shall jointly deposit or cause to be deposited with you on or before June 6, 1994, the following ("Joint Deposits").

      1.    Closing Statement ("Closing Statement"), in triplicate;

      2. Two (2) fully executed originals of the "Assignment and Assumption of Leases and Contracts"; and

      3. Joint Direction of Seller and Purchaser to release the "Earnest Money" , including interest earned thereon ("Interest"), into this Escrow.

ALL JOINT DEPOSITS ARE SUBJECT TO THE REASONABLE REVIEW AND APPROVAL OF SELLER'S ATTORNEY AND PURCHASER'S ATTORNEY.

IV.    INSTRUCTIONS TO RECORD AND DISBURSE

      (i)   When (i) you have received all deposits as aforesaid (ii)   you
have been orally advised by the respective counsel for Purchaser and Seller to proceed with the closing of this transaction and (iii) Title is irrevocably prepared to issue to Purchaser Title's ALTA standard coverage (as opposed to extended coverage) State of Arizona Owner's Policy of Title Insurance ("Title Policy") in the amount of the Purchase Price insuring Purchaser as the fee owner of the Property, subject only to the permitted exceptions listed on
Schedule 2 attached hereto (without reference to any Schedule C exceptions listed in the Commitment unless set forth on Schedule 2 attached hereto), you are then authorized and directed to contemporaneously perform the following:

            a. Deliver to Purchaser the Title Policy in the form required by these Escrow Instructions;

            b. Pay Seller's title, recording and escrow charges in accordance with the BILLING INSTRUCTIONS set forth below from the funds deposited pursuant to Purchaser's Deposit No. III(ii)l referred to above or other funds deposited by Seller;

            c.    [Intentionally Deleted;]

            d.    Pay CB Commercial $                  from the funds
deposited pursuant to Purchaser's Deposit No. III(ii)l above or other funds deposited by Seller;

            e. Pay Purchaser's title, recording and escrow charges in accordance with the BILLING INSTRUCTIONS set forth below from the funds deposited pursuant to Purchaser's Deposit No. III(ii)l referred to above;

            f. Federal wire transfer to Seller, in accordance with instructions delivered to you by Seller, the amount set forth in the Closing Statement as "Net Proceeds to Seller"; provided however, to the extent you have not received Purchaser's Deposit No. III(ii)l referred to above prior to 12:00 P.M. on June 7, 1994, unless otherwise directed by Seller or Seller's Attorney, you are to place such funds into an investment account approved by Seller with interest to accrue for the benefit of Purchaser, in which event, the parties shall deposit a substitute Closing Statement in lieu of Joint Deposit No. III(iii)l referred to above;

            g. Deliver to Purchaser a check (or wire transfer if so directed) payable to Purchaser for the balance of funds, if any, remaining (which balance of funds shall include the Interest);

            h. Record the Deed with the Pima County, Arizona, Recorder's office;

            i. Deliver to Seller's Attorney one (1) copy of the stamped Deed after recording with the Pima County Recorder's Office, one (1) copy of the Title Policy, one (1) Bill of Sale, one (1) FIRPTA Certificate, one (1) Assignment of Intangible Property, one (1) Seller's Certificate, one (1) Reaffirmation one (1) fully executed original Closing Statement and one (1) Assignment and Assumption of Leases and Contracts; and

            j. Deliver to Purchaser's Attorney the original Deed after recording with the Pima County, Arizona, Recorder's Office, the original Title Policy, one (1) Bill of Sale, one (1) FIRPTA Certificate, one (1) Assignment of Warranties, Name, Permits and Miscellaneous Property one (1) Seller's Certificate, the Termination of Management Agreement, one (1) Re-Affirmation, one (1) original Closing Statement, the Searches, the Corporate Resolution, the Updated Rent Roll, one (1) copy of the Pay-Off Letter, one (1) Assignment and Assumption of Leases and Contracts, the Municipal Utility District Notice, if applicable, the Tenant Letters and the Notice of Restrictive Covenants, if applicable.


V.    DEPOSITS - INVESTMENTS

      Except as to deposits of funds for which you have received express written direction concerning investment or other handling, the parties hereto agree that you shall be under no duty to invest or reinvest any deposits at anytime held by you hereunder; provided, however, nothing herein shall dimin-ish your obligation to apply the full amount of the deposits in accordance with the terms of these Escrow Instructions.

VI.   BILLING INSTRUCTIONS

      Seller shall pay out of escrow the cost of the Owner's Title Policy, tax certificate, one-half the escrow fee and the cost of recording any documents to clear Seller's title.

      Purchaser shall pay out of escrow, one-half of the escrow fee, the cost of recording the Deed and any costs associated with Purchaser's financing.

      In the event that for any reason you are unable to pay all or any part of the title and escrow charges at Closing, then those unpaid charges shall be the responsibility of the party stated herein.

VII.  DEFAULT

      (i) In the event Title is not prepared to issue its Title Policy as provided herein on or before June 7, 1994, you are hereby authorized and directed to continue to comply with these Escrow Instructions until the receipt of a written demand from any party hereto for the return of Escrow Deposits made by said party. Upon receipt of such a demand, you are hereby authorized and directed to return to the party making such demand the Escrow Deposits made by such party with notice to any other party and to deliver the remaining Escrow Deposits to the sole order of the respective depositors thereof; provided, however, you shall not deliver the Earnest Money or Interest until you receive either (i) a joint direction from Seller (or Seller's Attorney) and Purchaser (or Purchaser's Attorney) regarding disposi-tion of the Earnest Money and Interest or (ii) a final, non-appealable order, judgment or decree addressed to Title which shall have been entered or issued by any court and which shall determine the disposition of the Earnest Money and Interest; and

      (ii) Notice to Seller's Attorney or Purchaser's Attorney as used herein shall mean a written notice sent to Seller's Attorney and Purchaser's Attorney by certified mail, return receipt requested, or by hand delivery. Both parties shall receive copies of all notices sent by you. Notices to you shall be sent by certified mail, return receipt requested, or by hand delivery.

PURCHASER:                               SELLER:

                                         EASTRIDGE ASSOCIATES
LIMITED PARTNERSHIP

CPT ARIZONA, INC.                        By:   JMB/EASTRIDGE INVESTORS, INC.,
corporate general partner

By:                                            By:   KEITH HARRIS
                                                     Keith Harris
                                                     Vice President


ACCEPTED and AGREED to as
of this      day of
1994:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:


                                  SCHEDULE 1

                               LEGAL DESCRIPTION


All that portion of the Southwest one-quarter of the Northwest one-quarter of
Section 9, Township 14 South, Range 15 East, Gila and Salt river Base and Meridian, Pima County, Arizona, more particularly described as follows:

BEGINNING at a point on the South line of said Southwest one-quarter, from which the Southwest corner bears South 89 degrees 44 minutes 29 seconds West, (89 degrees, 43 minutes 55 seconds Record) 30.00 feet distant;

THENCE North 00 degrees 37 minutes 40 seconds West along the Easterly right-of-way of Pantano Road, 30.00 feet Easterly of and parallel with the West line of said Southwest one-quarter, 577.06 feet;

THENCE North 89 degrees 44 minutes 29 seconds East (89 degrees 43 minutes 55 seconds Record) and parallel with the South line of said Southwest one-quarter, 1,081.95 feet (1,082.00 Record) to the Westerly boundary of BELCORTE, a subdivision of Pima County, Arizona, according to the map of record in the Pima County Recorder's Office in Book 35 of Maps and Plats, at page 22;

THENCE along the Westerly boundary of the aforementioned parcel the following courses and distances;

THENCE South 00 degrees 28 minutes 16 seconds East, 521.96 feet;

THENCE Southwesterly along a curve concave to the Northwest, having a radius of 25.00 feet and a central angle of 90 degrees 12 minutes 45 seconds (90 degrees 12 minutes 11 seconds Record), an arc length of 39.36 feet to a point of tangency;

THENCE South 00 degrees 15 minutes 31 seconds East (00 degrees 16 minutes 05 seconds Record) along a radial line, 30 feet to the South line of said Southwest one-quarter;

THENCE leaving said Westerly boundary, South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 1,055.18 (1,055.23 Record) to the point of Beginning.

EXCEPT all coal and other minerals as reserved in the Patent from the United States of America; AND

EXCEPT any portion lying within the following described parcel:

That portion of the Southwest Quarter of the Northwest Quarter of Section 9, Township 14 South, Range 15 East, Gila and Salt River Base and Meridian, Pima County, Arizona, more particularly described as follows:

COMMENCING at the Southeast corner of said Southwest one-quarter;

THENCE South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 227.19 feet (227.20 feet Record);

THENCE North 00 degrees 15 minutes 31 seconds West (00 degrees 16 minutes 05 seconds Record), along a radial line, 30 feet to the TRUE POINT OF BEGINNING;

THENCE Northeasterly along a curve concave to the Northwest having a radius of
25.00 feet and a central angle of 90 degrees 12 minutes 45 seconds (90 degrees 12 minutes 11 seconds Record) an arc length of 39.36 feet to a point of tangency;

THENCE North 00 degrees 28 minutes 16 seconds West, 521.96 feet;

THENCE South 89 degrees 44 minutes 29 seconds West (89 degrees 43 minutes 55 seconds Record) 41.00 feet;

THENCE South 00 degrees 28 minutes 16 seconds East, 15.00 feet to a point of curvature;

THENCE Southerly along a curve concave to the East, having a radius of 113.00 feet and a central angle of 16 degrees 45 minutes 51 seconds, an arc length of
33.06 feet to a point of reverse curvature;

THENCE Southerly along a curve concave to the West, having a radius of 87.00 feet and a central angle of 16 degrees 45 minutes 51 seconds, an arc length of
25.46 feet to a point of tangency;

THENCE South 00 degrees 28 minutes 16 seconds East, 354.19 feet to a point of curvature;

THENCE Southerly along a curve concave to the West, having a radius of 77.00 feet and a central angle of 44 degrees 55 minutes 35 seconds, an arc length of
60.38 feet to a point of reverse curvature;

THENCE Southerly along a curve concave to the East, having a radius of 103.00 feet and a central angle of 34 degrees 43 minutes 24 seconds, an arc length of
62.42 feet to a point of reverse curvature;

THENCE Southwesterly along a curve concave to the Northwest, having a radius of 25.00 feet and a central angle of 28 degrees 18 minutes 58 seconds, an arc length of 12.36 feet;

THENCE North 89 degrees 44 minutes 29 seconds East, along a non-tangent line,
30.00 feet Northerly of and parallel with the South line of said Southwest Quarter, 63.38 feet to the TRUE POINT OF BEGINNING;

FURTHER EXCEPTING that portion conveyed to the City of Tucson, a municipal corporation by Deed recorded in Docket 7213, Page 341.

                                  SCHEDULE 2

                          Permitted Title Exceptions


                [Permitted Exceptions to be attached at Closing
               in accordance with paragraph 7 of the Agreement]

                                   EXHIBIT H



                   , 1994



Apartment #
Eastridge Apartments
Tucson, Arizona

Re: Notice of Change of Ownership of Eastridge Apartments

Dear

You are hereby notified as follows:

      1. As of the date hereof, Eastridge Associates Limited Partnership (the "Former Owner"), has transferred, sold, assigned, and conveyed all of the Former Owner's interest in and to the Eastridge Apartments (the "Property"), to CPT Arizona, Inc., a Delaware corporation (the "New Owner").

      2. The New Owner (i) acknowledges receipt of and (ii) is, as of the date hereof, responsible for your tenants' security deposit and/or pet deposit
in the aggregate amount of $           with respect to your leased premises at
the Property.

      3. Future rental payment with respect to your leased premises at the Property should be made to the New Owner as follows: by delivering to
CPT Arizona, Inc. a check or money order payable to the order of New Owner at
the following address                                   .


                                    Yours truly,

                                    FORMER OWNER

                                    EASTRIDGE ASSOCIATES LIMITED PARTNERSHIP,
                                        a Delaware partnership

                                    By:  JMB/EASTRIDGE INVESTORS, INC.,
                                         a Delaware corporation, corporate
                                         general partner


                                         By:   KEITH HARRIS
                                               Keith Harris
                                               Vice President
                                   EXHIBIT I

                             PERMITTED EXCEPTIONS

        [TO BE ATTACHED AFTER THE EXPIRATION OF THE INSPECTION PERIOD]
                                   EXHIBIT J

                           SURVEYOR'S CERTIFICATION


      The undersigned hereby certifies to CPT ARIZONA, INC. ("Purchaser"), FIRST AMERICAN TITLE INSURANCE COMPANY, as agent for Commonwealth Land Title
Insurance Company ("Title Company") and                              that:  To
his best knowledge and belief:  (i) the survey dated                 , 19  ,
and updated May   , 1994, and prepared by the undersigned (the "Survey"), is an accurate survey of the premises shown thereon and described more fully hereafter (the "Premises"); (ii) this Survey is based on a diligent surface inspection of the Premises, and it shows all matters which were apparent from the surface inspection of the Premises including, without limitation, the location of all shorelines, streams, ponds, cemeteries, burial grounds, roads, trails, paths, walks, and other physical conditions which are either existing on the Premises or presently being constructed on the Premises; (iii) this Survey shows the location of all rights-of-way, easements, building lines, set-backs, side-yards requirements, platted boundary lines, parking areas and other conditions which appear in a title report by the Title Company No.

          dated                        1993, which were apparent from the
surface inspection of the Premises or which are imposed by any applicable law or ordinance; (iv) except as shown hereon, there are no buildings, other structures, or improvements of any kind located on the Premises; (v) there are no encroachments of the property lines of the Premises upon any adjoining property lines except as may be shown and noted on this Survey; (vi) the
Premises has adequate ingress and egress to                      , a publicly
dedicated thoroughfare; (vii) the Premises has the following U.S. Department
of Housing and Urban Development Flood Plan Classification:                  ;
and (viii) this Survey is an "ALTA/ACSM Land Title Survey".


Surveyor


Date:  May    , 1994                     By:
        [SEAL]                                 Name:
                                               Title: